Exhibit 99.3

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2023, by and between Cutera, Inc., a Delaware corporation (the “Company”), and Pura Vida Investments, LLC, a Delaware limited liability company (together with the funds it advises, “Investor”). The Company and Investor are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in Section 16 of this Agreement.

WHEREAS, the Company and RTW Investments, LP, a stockholder of the Company (together with its Affiliates and Associates, the “Other Investor”), have engaged in certain discussions concerning the Company and determined to come to an agreement with respect to the composition of the Company’s Board of Directors (the “Board”) and certain other matters; and

WHEREAS, the Company and Investor have engaged in similar discussions concerning the Company and determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)       The Board shall, as promptly as practicable following the Special Meeting of Stockholders currently scheduled for June 9, 2023 (the “Special Meeting”), increase the size of the Board only to the extent necessary to create newly vacant director seats to enable the appointment of the New Independent Directors (as defined below, and such increase, the “Board Size Increase”); provided, however, that if the Board publicly announces that the Special Meeting shall not be held, the Board shall, as promptly as practicable following such announcement, but in no case later than five (5) Business Days following such announcement, implement the Board Size Increase.

(b)       The Board shall, as promptly as practicable following the Special Meeting, but in no case later than five (5) Business Days following the Special Meeting, appoint Taylor Harris (the “Investor-Sourced Director”) to the Board to fill the vacancies resulting from the increase in the size of the Board as set forth in Section 1(a) of this Agreement; provided, however, that if the Board publicly announces that the Special Meeting shall not be held, the Board shall, as promptly as practicable following such announcement, but in no case later than five (5) Business Days following such announcement, appoint the Investor-Sourced Director. The onboarding of the Investor-Sourced Director shall be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there shall be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing the Investor-Sourced Director’s ability to timely join the Board. The Company shall exercise reasonable best efforts, in cooperation with Investor, to ensure that the Investor-Sourced Director is found independent by the relevant regulatory entities.

(c)       The Board shall, as promptly as practicable following the Special Meeting, but in no case later than five (5) Business Days following the Special Meeting, appoint Kevin Cameron, Nicholas Lewin and Keith Sullivan (the “Other New Directors,” and collectively with the Investor-Sourced Director, the “New Independent Directors”) to the Board to fill the vacancies resulting from the increase in the size of the Board as set forth in Section 1(a) of this Agreement; provided, however, that if the Board publicly announces that the Special Meeting shall not be held, the Board shall, as promptly as practicable following such announcement, but in no case later than five (5) Business Days following such announcement, appoint the Other New Directors.

(d)       The Board shall, with respect to the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”): (i) nominate the New Independent Directors and Janet D. Widmann, Sheila A. Hopkins, and Juliane T. Park (the “Continuing Directors” and, collectively with the New Independent Directors, the “Board Slate”), and no other individuals, for election to the Board; (ii) recommend to the stockholders of the Company the election of the Board Slate to the Board; (iii) solicit proxies in favor of the election of the Board Slate to the Board; and (iv) use its reasonable best efforts to cause the election of the New Independent Directors at the 2023 Annual Meeting and otherwise support the New Independent Directors for election in a manner no less rigorous or favorable than the manner in which the Board supports any other nominees.

(e)       Following the 2023 Annual Meeting, the size of the Board shall be fixed at seven (7) directors until the appointment of a new permanent Chief Executive Officer (the “Permanent CEO”), at which time the size of the Board shall be increased accordingly, and the Permanent CEO shall be appointed to the Board. If the appointment of the Permanent CEO occurs before the 2023 Annual Meeting, then the Permanent CEO shall be included in the Board Slate and the size of the Board shall be increased accordingly. Notwithstanding the foregoing, following the 2023 Annual Meeting, the Board shall be permitted to increase the size of the Board if 66.6% of the directors so consent.

(f)       The determination of the Permanent CEO shall require consent of a majority of the directors of the Board. The Company shall seek to conclude its search for the Permanent CEO as soon as practicable following the appointment of the New Independent Directors.

(g)       The Board and all applicable committees of the Board shall, in accordance with the Board’s customary governance processes, give the New Independent Directors the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications, subject to applicable rules of the SEC and of any stock exchange on which the Company is traded.

(h)       Until the Termination Date and as long as Investor and its Affiliates’ Net Long Position exceeds four percent (4%) or more of the Common Stock (as defined below), if any of the Investor-Sourced Directors ceases to serve as a director of the Company for any reason whatsoever, Investor shall be entitled to propose another individual to replace such director (a “Replacement Director”) in writing. The Board shall have the right to approve any such Replacement Director, such approval not to be unreasonably withheld (provided, however, that, if the Board determines that any such Replacement Director would not be an “independent director” under Section 5605(a)(2) of the Nasdaq Rules, would not comply with the Guidelines or would be an Affiliate or Associate of Investor, the Other Investor or Voce (as defined below), the Board’s disapproval of such Replacement Director shall be reasonable). If the Board does not approve any such proposed Replacement Director, Investor shall have the right to continue proposing Replacement Directors until a Replacement Director is approved by the Board, at which time the Board shall take all necessary actions to cause such Replacement Director to be appointed to the Board. The Board shall express its approval or disapproval of any proposed Replacement Director to Investor no later than fifteen (15) Business Days following such proposal. In the event that the Board fails to express its approval or disapproval of any such proposed Replacement Director to Investor in writing within fifteen (15) Business Days following such proposal, such proposed Replacement Director shall be deemed approved by the Board and the Board shall promptly take all necessary action to cause such Replacement Director to be appointed to the Board. The references in this Agreement to the Investor-Sourced Director shall be deemed to include any Replacement Directors.

(i)       Each of the directors serving, as of the date of this Agreement, as the chair of the Board, the chairs of each of the committees of the Board, and as members of each of the committees of the Board shall remain unchanged until the day after the 2023 Annual Meeting. As soon as practicable following the 2023 Annual Meeting, the Board shall meet to appoint a chair of the Board and to determine committee assignments and responsibilities.

(j)       The Company shall, as promptly as practicable following the execution and delivery of this Agreement, use its reasonable best efforts to enter into a consulting agreement on customary terms with Mr. Harris.

(k)       The Company shall, as promptly as practicable following the execution and delivery of this Agreement, use its reasonable best efforts to appoint Dr. Ashish Bhatia and Dr. Emmy Graber as senior medical advisors to the Board to serve in such advisory roles on customary terms.

2.       Voting Commitment and Public Support.

(a)       Prior to the Termination Date, Investor shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), beneficially owned by Investor and over which it has voting power (i) in favor of each director nominated and recommended by the Board for election, (ii) against any nominations for directors that are not approved and recommended by the Board for election and (iii) against any proposals or resolutions to remove any member of the Board or otherwise similar proposals. For the avoidance of doubt, (i) at the 2023 Annual Meeting, Investor shall vote for any nominee to the Board who is a member of the Board Slate and withhold or not vote for any other nominee to the Board and (ii) Investor shall vote against the removal of the Continuing Directors, Gregory A. Barrett, and Timothy J. O’Shea (collectively, the “Targeted Directors”) and against all other proposals at the Special Meeting.

(b)       At the request of the Company, prior to the Termination Date, Investor shall, if requested by the Company (and at the Company’s expense), make a public statement opposing the removal of the Targeted Directors at the Special Meeting and supporting the election of the Board Slate at the 2023 Annual Meeting, such public statement to be made in coordination with the Company.

3.       Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written approval of the Board, Investor shall not, and shall cause its respective controlled Affiliates, not to, directly or indirectly, in whole or in part (in each case, except as permitted by this Agreement):

(a)       acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or as a result of forming a group not prohibited by Section 3(c) below), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 10% or more than of the then-outstanding shares of the Common Stock in the aggregate;

(b)       (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) call or seek to call, or request to call of, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation (as amended and as may be further amended from time to time, the “Certificate of Incorporation”) or the Amended and Restated Bylaws (as amended and as may be further amended from time to time, the “Bylaws”), including any “town hall meeting”; or (vi) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)       form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting;

(d)       deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)       seek publicly, alone or in concert with others, to amend any provision of the Certificate of Incorporation or Bylaws;

(f)       make any public proposal with respect to: (i) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy of the Company, (iii) any other change in the Company’s management, governance, corporate structure, affairs or policies, (iv) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (v) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g)       initiate, cause, effect (or seek, offer or propose to effect) any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)       enter into any agreements with any Third Party with respect to any of the foregoing, or advise, assist or seek to persuade any Third Party to take any action with respect to any of the foregoing;

(i)       publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(j)       take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prevent, prohibit or restrict Investor or its Representatives from making (A) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Investor), (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties or (C) any private or confidential communication regarding the Company to or with Investor’s or its controlled Affiliates’ investors or potential investors that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties and (ii) the restrictions in this Section 3 shall not restrict Investor or its Representatives from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement.

4.       Mutual Non-Disparagement. Prior to the Termination Date, each party shall not, and shall not permit any of its Representatives, to make any public statement that undermines, disparages or otherwise reflects detrimentally on the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not: (a) apply (i) to any statements about J. Daniel Plants, David H. Mowry and/or Voce Capital Management LLC (together with their Affiliates and Associates, “Voce”), (ii) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (iii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. For purposes of clarification, this Section 4 shall not prohibit Investor from communicating with its attorneys, accountants, financial or other advisors and Investor’s investors in a manner that (I) is not intended to result in a public dissemination, (II) does not otherwise violate any applicable laws, and (III) is not intended to circumvent the restrictions in Section 3.

5.       Public Statements; SEC Filings.

(a)       On the first (1st) Business Day following the date of this Agreement, the Company shall issue a press release (the “Press Release”) that is mutually agreeable to the parties announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, no party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties.

(b)       No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide Investor with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Investor.

(c)       No later than two (2) Business Days following the date of this Agreement, Investor shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Investor shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

6.       Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

7.	Representations and Warranties.

(a)       Investor represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Investor represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b)       Investor represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 1,333,183 shares of Common Stock, which represents approximately 6.74% of the Common Stock issued and outstanding on the date hereof, based upon the aggregate of 19,788,358 shares of Common Stock outstanding as of April 4, 2023, as reported in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2023. Investor represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c)       The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution, delivery and performance of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, does not and will not (i) conflict with or result in a breach or violation of the organizational documents of the Company as currently in effect or any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.       Termination. Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is forty-five (45) days prior to the nomination deadline under the Bylaws in effect as of the date of this Agreement for the nomination of director candidates for election to the Board at the 2024 Annual Meeting (the “Termination Date”). The Company shall provide Investor with written notice of the occurrence of the Termination Date five (5) days prior to the Termination Date.

9.       Non-Interference. The Company and the Board shall not alter or adopt any Company policies, amend the Bylaws or use or operate any committee of the Board in a manner, or otherwise take any other action, that would materially interfere with the purposes of this Agreement.

10.       Confidentiality. Investor acknowledges that all members of the Board are (i) governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (ii) required to keep confidential all confidential information of the Company, including discussions, matters or materials considered in meetings of the Board or Board committees.

11.       Expenses and Indemnity. Promptly following the execution and delivery of this Agreement, the Company shall reimburse Investor up to $750,000 for the expenses it has incurred arising from or related to the subject matter of this Agreement. The Company shall indemnify, defend and hold harmless Investor, its Affiliates, and their directors, officers, partners, shareholders, agents and employees from and against any and all suits, actions, legal or administrative proceedings, claims, demands, costs and expenses (including reasonable attorneys’ fees) of any nature, including litigation involving Voce and stockholders of the Company, in connection with this Agreement and the subject matters thereof.

12.       Amendments. Following the appointment of the New Independent Directors, any (i) amendment or waiver of this Agreement or (ii) entry into a new agreement or other action that is inconsistent with the terms of this Agreement shall require the consent of 66.6% of the directors of the Board.

13.       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Cutera, Inc. 3240 Bayshore Blvd. Brisbane, CA 94005 Attn: Vikram Varma, SVP, General Counsel & Corporate Secretary Email: vvarma@cutera.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Kai H.E. Liekefett

          Leonard Wood

Email: kliekefett@sidley.com

           lwood@sidley.com

If to Investor: Pura Vida Investments, LLC 512 West 22nd Street, 7th Floor New York, NY 10011 Attn: Efrem Kamen, Managing Member Email: efrem@puravidafunds.com	with mandatory copies (which shall not constitute notice) to: Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, NY 10281 Attn: Richard M. Brand Email: richard.brand@cwt.com

14.       Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.       Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies may be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if a party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.       Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Investor, as applicable; provided, further, that, for purposes of this Agreement, Voce and Investor shall not be Affiliates or Associates of the Company, and the Company shall not be an Affiliate or Associate of Voce or Investor; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (g) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, including the 2023 Annual Meeting and the Special Meeting, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.	Miscellaneous.

(a)       This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)       This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)       This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)       Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)       Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)       This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)       Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)       The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

CUTERA, INC. By: /s/ Vikram Varma Name: Vikram Varma Title: SVP, General Counsel & Corporate Secretary

[Signature Page to Cooperation Agreement]

INVESTOR:

Pura Vida Investments, LLC By: /s/ Efrem Kamen Name: Efrem Kamen Title: Managing Member

[Signature Page to Cooperation Agreement]